Exhibit 4.2

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of the 19th day of March 2019, by and among Advantagene, Inc., a Delaware corporation (the “Company”) and each of the new investors listed on Schedule A hereto, each of which is referred to in this Agreement as a “New Investor” and each of the Existing Investors (as defined below). Collectively, the New Investors and Existing Investors shall be referred to herein as the “Investors”.

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) are parties to that certain Amended and Restated Investors’ Rights Agreement, dated November 13, 2018, by and among the Company and such Existing Investors (the “Prior Agreement”); and

WHEREAS, the Existing Investors are holders of at least a majority of the Registrable Securities of the Company (as defined in the Prior Agreement), and desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement; and

WHEREAS, the New Investors are parties to that certain Series C Preferred Stock Purchase Agreement of even date herewith by and among the Company and such New Investors (the “Purchase Agreement”), under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement by such Investors, Existing Investors holding at least a majority of the Registrable Securities, and the Company;

NOW, THEREFORE, the Existing Investors hereby agree that the Prior Agreement shall be amended and restated in its entirety by this Agreement, and the parties to this Agreement further agree as follows:

1.    Definitions. For purposes of this Agreement:

1.1    “Affiliate” means, with respect to any specified Person, (i) any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, and (ii) with respect to any Person that is a corporation, partnership or limited liability company, any shareholder, partner or member of such Person, including without limitation any general partner, limited partner, member, officer or director of any such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purposes of this definition, one or more Persons will be deemed to be under common control if they have granted to one of such Persons (whether by agreement, granting of a power-of-attorney, or otherwise) the ability to exercise all rights, receive all notices, and take any action under this Agreement.

1.2    “Board of Directors” means the board of directors of the Company.

1.3    “Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.

1.4    “Common Stock” means shares of the Company’s common stock, par value $0.01 per share.

1.5    “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.6    “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.7    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.8    “Excluded Registration” means (I a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.9    “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.10    “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.11    “Founder Preferred Stock” means shares of the Company’s Founder Preferred Stock, par value $0.01 per share.

1.12    “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

1.13    “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.14    “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

1.15    “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.16    “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.17    “Key Employee” means each of Estuardo Aguilar-Cordova, Laura Aguilar, Stephen Rocamboli, Daniel Giroux and Brian Guzik.

1.18    “Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds at least 1,000,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).

1.19    “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.20    “PBM” means PBM ADV Holdings, LLC.

1.21    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.22    “Preferred Directors” means the Series B Directors and the Series C Directors.

1.23    “Preferred Stock” means, collectively, shares of the Company’s Founder Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

1.24    “Registrable Securities” means (i) the Common Stock issued on conversion of the Series A Preferred Stock, par value $0.01 per share, immediately prior to November 13, 2018, (ii) the Common Stock issuable or issued upon conversion of the Series B Preferred Stock; (iii) the Common Stock issuable or issued upon conversion of the Series C Preferred Stock; (iv) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors on or after November 13, 2018; and (v) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (ii), (iii) and (iv) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.13 of this Agreement.

1.25    “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.26    “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Subsection 2.12(b) hereof.

1.27    “SEC” means the Securities and Exchange Commission.

1.28    “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.29    “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.30    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.31    “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.

1.32    “Series B Director” means any director of the Company that the holders of record of the Series B Preferred Stock are entitled to elect, exclusively and as a separate class, pursuant to the Certificate of Incorporation.

1.33    “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.01 per share.

1.34    “Series C Director” means any director of the Company that the holders of record of the Series C Preferred Stock are entitled to elect, exclusively and as a separate class, pursuant to the Certificate of Incorporation.

1.35    “Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.01 per share.

2.    Registration Rights. The Company covenants and agrees as follows:

2.1    Demand Registration.

(a)    Form S-1 Demand. If at any time after the earlier of (i) two (2) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of a majority of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least a majority of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $15 million), then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(b)    Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least a majority of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $5 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(c)    Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than one hundred twenty (120) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such one hundred twenty (120) day period other than pursuant to a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

(d)    The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected one registration pursuant to Subsection 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Subsection 2.1(c), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Subsection 2.1(d).

2.2    Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.

2.3    Underwriting Requirements.

(a)    If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsection 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(b)    In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below twenty percent (20%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c)    For purposes of Subsection 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4    Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)    prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)    prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)    furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)    use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)    in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)    use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)    provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)    promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)    notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)    after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6    Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $50,000, of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the

Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8    Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a)    To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)    To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c)    Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.8 only to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.8.

(d)    To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)    Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9    Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)    make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b)    use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would (i) allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included; or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to Registrable Securities acquired by any additional Investor that becomes a party to this Agreement in accordance with Subsection 6.9.

2.11    “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company for its own behalf of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), or ninety (90) days in the case of any registration other than the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 2.11 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Series B Preferred Stock and Series C Preferred

Stock). The underwriters in connection with such registration are intended third-party beneficiaries of this Subsection 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.11 or that are necessary to give further effect thereto.

2.12    Restrictions on Transfer.

(a)    The Series B Preferred Stock, Series C Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Series B Preferred Stock, Series C Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. In addition, except as otherwise expressly permitted by Section 7 of Article IV(B) of the Certificate of Incorporation, the Founder Preferred Stock shall not be sold, pledged or other otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, unless such transfer is approved in writing in advance by the holders of a majority of the Registrable Securities issued or issuable upon conversion of the Series B Preferred Stock and Series C Preferred Stock.

(b)    Each certificate, instrument, or book entry representing (i) the Series B Preferred Stock, (ii) the Series C Preferred Stock; (iii) the Registrable Securities, (iv) the Founder Preferred Stock and (v) any other securities issued in respect of the securities referenced in clauses (i) through (iv), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.12(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.12.

(c)    The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Subsection 2.12. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Subsection 2.12(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13    Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 shall terminate upon the earliest to occur of:

(a)    the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation;

(b)    such time after consummation of the IPO as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration;

(c)    the fifth (5th) anniversary of the IPO.

3.    Information and Observer Rights.

3.1    Delivery of Financial Statements. The Company shall deliver to each Major Investor:

(a)    as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, with all such financial statements for fiscal year 2019 and following audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b)    as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP); and

(c)    as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct.

Notwithstanding anything else in this Subsection 3.1 to the contrary, the Company shall not be obligated under this Subsection 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information; provided, however, that normal and customary financial information and data appearing in the Company’s financial statements shall not be deemed to be a trade secret or confidential information for purposes of this paragraph; or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries. Notwithstanding anything else in this Subsection 3.1 to the contrary, the Company may cease providing the information set forth in this Subsection 3.1 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2    Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Subsection 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3    Observer Rights. As long as Northpond Ventures, LP owns shares of the capital stock of the Company, the Company shall invite a representative of Northpond Ventures, LP to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, if such Investor or its representative is a competitor of the Company.

3.4    Termination of Information Rights and Observer Rights. The covenants set forth in Subsection 3.1, Subsection 3.2 and Subsection 3.3 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, whichever event occurs first.

3.5    Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.5 by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.5; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4.    Rights to Future Stock Issuances.

4.1    Right of First Offer. Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Major Investor (“Investor Beneficial Owners”); provided that each such Affiliate or Investor Beneficial Owner agrees to enter into this Agreement and each of the Voting Agreement and Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement.

(a)    The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)    By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Major Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Series B Preferred Stock, the Series C Preferred Stock and any other Derivative Securities then held by such Major Investor) bears to the total Common Stock of the Company then held by all the Major Investors (including all shares of Common Stock issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Series B Preferred Stock, the Series C Preferred Stock and any other Derivative Securities then held by all the Major Investors) (such portion of such New Securities, the “Pro Rata Amount”). At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Series B Preferred Stock, Series C Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Series B Preferred Stock, the Series C Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Subsection 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.1(c).

(c)    If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Subsection 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Subsection 4.1.

(d)    The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Certificate of Incorporation); and (ii) shares of Common Stock issued in the IPO.

4.2    Termination. The covenants set forth in Subsection 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, or (ii) upon the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, whichever event occurs first.

5.    Additional Covenants.

5.1    Employee Agreements. The Company will cause (i) each Person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement; and (ii) each Key Employee to enter into a one (1) year nonsolicitation agreement and, if and to the extent legally permissible and/or enforceable in a jurisdiction in which a given employee is employed, a one (1) year noncompetition agreement, each substantially in the form approved by the Board of Directors. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the consent of at least a majority of the Series B Directors.

5.2    Employee Stock. Unless otherwise approved by the Board of Directors, including (i) at least a majority of the Series B Directors and (ii) in the event any applicable employee or consultant is an affiliate of PBM, the Series C Director, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Subsection 2.11. Without the prior approval by the Board of Directors, including (i) at least a majority of the Series B Directors and (ii) in the event any applicable employee or consultant is an affiliate of PBM, the Series C Director, the Company shall not on or after the date hereof amend, modify, terminate, waive or otherwise alter, in whole or in part, any stock purchase, stock restriction or option agreement with any existing employee or service provider if such amendment would cause it to be inconsistent with this Subsection 5.2. In addition, unless otherwise approved by the Board of Directors, including at least a majority of the Series B Directors, or unless otherwise stated in a written agreement existing as of the date hereof between an employee and the Company, the Company shall retain (and not waive) a “right of first refusal” on employee transfers until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

5.3    Matters Requiring Preferred Director Approval. In addition to any other approvals required under the Certificate of Incorporation or applicable law, so long as the holders of Series B Preferred Stock are entitled to elect a Series B Director, or the holders of Series C Preferred Stock are entitled to elect a Series C Director, the Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board of Directors, which approval must include the affirmative vote of (i) at least a majority of the Series B Directors and (ii) in the event any applicable transaction is with PBM or an affiliate of PBM, the Series C Director:

(a)    make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(b)    make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;

(c)    guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(d)    make any investment inconsistent with any investment policy approved by the Board of Directors;

(e)    approve any annual operating budget or make any material revision to any annual operating budget previously approved;

(f)    incur any indebtedness or authorize any expenditure or any commitment to make any expenditure not contemplated by an annual operating budget that has been approved by the Board of Directors pursuant to Section 5.3(e);

(g)    enter into or be a party to any transaction with any director, officer, or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person, including without limitation any “management bonus” or similar plan providing payments to employees in connection with a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, except for transactions entered into prior to the date hereof or contemplated by this Agreement;

(h)    amend the material terms of any agreement or transaction with any director or executive officer of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person that is authorized pursuant to Section 5.3(g);

(i)    hire, terminate, or change the compensation of the executive officers, including approving any option grants or stock awards to executive officers;

(j)    change the principal business of the Company, enter new lines of business, or exit the current line of business;

(k)    sell, assign, license, pledge, or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business; or

(l)    enter into any corporate strategic relationship, other than any such strategic relationships entered into prior to the date hereof, involving the payment, contribution, or assignment by the Company or to the Company of money or assets greater than $200,000.

5.4    Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, including at least a majority of the Preferred Directors, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall reimburse the nonemployee directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors. Each Preferred Director shall be entitled in such person’s discretion to be a member of any committee of the Board of Directors.

5.5    Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Certificate of Incorporation, or elsewhere, as the case may be.

5.6    Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board of Directors by the Investors (each an “Investor Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Investor Director are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Investor Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Investor Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Investor Director to the extent legally permitted and as required by the Company’s Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Investor Director), without regard to any rights such Investor Director may have against the

Investor Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of any such Investor Director with respect to any claim for which such Investor Director has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Investor Director against the Company. The Investor Directors and the Investor Indemnitors are intended third-party beneficiaries of this Subsection 5.6 and shall have the right, power and authority to enforce the provisions of this Subsection 5.6 as though they were a party to this Agreement.

5.7    Right to Conduct Activities. The Company hereby agrees and acknowledges that each of PBM (together with its Affiliates), Northpond Ventures LP (together with its Affiliates), and Sands Capital Global Venture Fund II, L.P. (together with its Affiliates, and with PBM and Northpond Ventures LP and their Affiliates collectively, the “Funds”) is a professional investment organization, and as such reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently propose to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, the Funds (and their Affiliates) shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by the Funds (or their Affiliates) in any entity competitive with the Company, or (ii) actions taken by any partner, officer, employee or other representative of the Funds (or their Affiliates) to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company. A Major Investor may display the Company’s name and logo on its website and other promotional material for the sole purpose of advertising that such Major Investor purchased securities of the Company.

5.8    Insurance. For so long as a Preferred Director is serving on the Board of Directors, the Company shall not cease to maintain a Directors and Officers liability insurance policy in an amount of at least three (3) million dollars unless approved by a majority of the Preferred Directors, including the Series C Director, and the Company shall annually, within one hundred twenty (120) days after the end of each fiscal year of the Company, deliver to each Preferred Director a certification that such a Directors and Officers liability insurance policy remains in effect.

5.9    Termination of Covenants. The covenants set forth in this Section 5, except for Subsections 5.5, 5.6 and 5.7, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, or (ii) upon a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, whichever event occurs first.

6.    Miscellaneous.

6.1    Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least 100,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2    Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.3    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4    Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5    Notices.

(a)    All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address or address as subsequently modified by written notice given in accordance with this Subsection 6.5. If notice is given to the Company, a copy shall also be sent to William Collins, Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210

(b)    Consent to Electronic Notice. Each Investor consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address set forth below such Investor’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted Electronic Notice shall be ineffective and deemed to not have been given. Each Investor agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.

6.6    Amendments and Waivers. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of (i) the Company, (ii) the holders of at least a majority of the Registrable Securities then outstanding, and (iii) the holders of a majority of the then-outstanding shares of Founder Preferred Stock; provided that the Company may in its sole discretion waive compliance with Subsection 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Subsection 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, (a) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, modification, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction); provided, that in the event that (x) the right of first offer in Section 4 is waived with respect to any issuance of New Securities and (y) one or more of the Major Investors that consented to such waiver (each, a “Waiving Major Investor”) nevertheless purchases any such New Securities, each Major Investor that is not a Waiving Major Investor and did not so purchase shall be entitled to purchase their Pro Rata Amount in such offering (or, if applicable, such lesser amount corresponding to the proportionate amount of New Securities purchased by the Waiving Major Investor purchasing the largest portion of such Waiving Major Investor’s Pro Rata Amount), (b) Subsection 3.3, the approval rights of the Series C Director under Section 5, and clause (a) and (b) of this Section 6.6 shall not be amended, modified or waived without the written consent of the holders of a majority of the shares of Series C Preferred Stock then outstanding, (c) Subsections 3.1 and 3.2, Section 4 and any other section of this Agreement applicable to the Major Investors (including this clause (c) of this Subsection 6.6) may not be amended, modified, terminated or waived without the written consent of the holders of at least a majority of the Registrable Securities then outstanding and held by the Major Investors. Notwithstanding the foregoing, Schedule A hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement without the consent of the other parties; and Schedule A hereto may also be amended by the Company after the date of this Agreement without the consent of the other parties to add information regarding any additional Investor who becomes a party to this Agreement in accordance with Subsection 6.9. The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver. Any amendment, modification, termination, or waiver effected in accordance with this Subsection 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. Notwithstanding the foregoing, Section 5.7 shall not be amended without the written approval of Sands Capital Venture Fund II, L.P.

6.7    Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8    Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9    Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Series C Preferred Stock after the date hereof, whether pursuant to the Purchase Agreement or otherwise, any purchaser of such shares of Series C Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10    Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

6.11    Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction.

6.12    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:	ADVANTAGENE, INC.

	By:	/s/ Estuardo Aguilar-Cordova

Name:

Title:

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXISTING INVESTOR:

/s/ Stephen Rocamboli
Stephen Rocamboli

Brian Guzik

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXISTING INVESTOR:

Stephen Rocamboli

/s/ Brian Guzik
Brian Guzik

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXISTING INVESTOR:

GTAMI 2012 ADV LLC

By:	/s/ Chris Martell
Name:	Chris Martell
Title:

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

EXISTING INVESTOR:

PBM ADV HOLDINGS, LLC
By:	PBM Capital Group, LLC

By	/s/ Paul Manning
Name:	Paul Manning
Title:	CEO

Estuardo Aguilar-Cordova

Laura Aguilar

EAC DESCENDANTS IRREVOCABLE TRUST

By:
Name:	Steven E. Scherer
Its:	Trustee:

By:
Name:	Catherine M. Rives
Its:	Trustee

LKA DESCENDANTS IRREVOCABLE TRUST

By:
Name:	Steven E. Scherer
Its:	Trustee

By:
Name:	Catherine M. Rives
Its:	Trustee

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

EXISTING INVESTOR:

PBM ADV HOLDINGS, LLC
By: PBM Capital Group, LLC

By:
Name:
Title:

/s/ Estuardo Aguilar-Cordova
Estuardo Aguilar-Cordova

Laura Aguilar

EAC DESCENDANTS IRREVOCABLE TRUST

By:
Name:	Steven E. Scherer
Its:	Trustee

By:
Name:	Catherine M. Rives
Its:	Trustee

LKA DESCENDANTS IRREVOCABLE TRUST

By:
Name:	Steven E. Scherer
Its:	Trustee

By:
Name:	Catherine M. Rives
Its:	Trustee

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

EXISTING INVESTOR:

PBM ADV HOLDINGS, LLC
By: PBM Capital Group, LLC

By:
Name:
Title:

Estuardo Aguilar-Cordova

/s/ Laura Aguilar
Laura Aguilar

EAC DESCENDANTS IRREVOCABLE TRUST

By:
Name:	Steven E. Scherer
Its:	Trustee

By:
Name:	Catherine M. Rives
Its:	Trustee

LKA DESCENDANTS IRREVOCABLE TRUST

By:
Name:	Steven E. Scherer
Its:	Trustee

By:
Name:	Catherine M. Rives
Its:	Trustee

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

EXISTING INVESTOR:

PBM ADV HOLDINGS, LLC
By: PBM Capital Group, LLC

By:
Name:
Title:

Estuardo Aguilar-Cordova

Laura Aguilar

EAC DESCENDANTS IRREVOCABLE TRUST

By:	/s/ Steven E. Scherer
Name:	Steven E. Scherer
Its:	Trustee

By:
Name:	Catherine M. Rives
Its:	Trustee

LKA DESCENDANTS IRREVOCABLE TRUST

By:	/s/ Steven E. Scherer
Name:	Steven E. Scherer
Its:	Trustee

By:
Name:	Catherine M. Rives
Its:	Trustee

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

EXISTING INVESTOR:

PBM ADV HOLDINGS, LLC
By: PBM Capital Group, LLC

By:
Name:
Title:

Estuardo Aguilar-Cordova

Laura Aguilar

EAC DESCENDANTS IRREVOCABLE TRUST

By:
Name:	Steven E. Scherer
Its:	Trustee

By:	/s/ Catherine M. Rives
Name:	Catherine M. Rives
Its:	Trustee

LKA DESCENDANTS IRREVOCABLE TRUST

By:
Name:	Steven E. Scherer
Its:	Trustee

By:	/s/ Catherine M. Rives
Name:	Catherine M. Rives
Its:	Trustee

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

NEW INVESTORS:

Sands Capital Global Venture Fund II, L.P.

By:	Sands Capital Global Venture Fund II-GP, L.P.,
its general partner

By:	Sands Capital Global Venture Fund II-GP, LLC,
its general partner

By:	/s/ Jonathan Goodman
Name: Jonathan Goodman
Title: General Counsel

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NEW INVESTORS:

NORTHPOND VENTURES, LP
By: Northpond Ventures GP, LLC

By:	/s/ Michael Rubin
Name:	Michael Rubin
Title:	Managing Member

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

NEW INVESTORS:

By:	H7 Holdings, LLC

By:	/s/ Robert Hardie
Name: Robert Hardie
Title: Manager

By:	Level One Partners, LLC

By:	/s/ Robert Hardie
Name: Robert Hardie
Title: Manager

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT

SCHEDULE A

Investors

Name and Address	Number of Shares Held
Northpond Ventures, LP 7500 Old Georgetown Road, Suite 850 Bethesda, MD 20814	4,021,448 shares of Series C Preferred Stock

Sands Capital Global Venture Fund II, L.P. 1000 Wilson Blvd., Suite 3000 Arlington, VA 22209	1,340,482 shares of Series C Preferred Stock

H7 Holdings, LLC 210 Ridge McIntire Road Suite 350 Charlottesville, VA 22903	335,120 shares of Series C Preferred Stock

Level One Partners, LLC 210 Ridge McIntire Road Suite 350 Charlottesville, VA 22903	335,120 shares of Series C Preferred Stock

PBM ADV Holdings, LLC 200 Garrett Street, Suite S Charlottesville, VA 22902 Attn: Corporate Counsel	8,329,767 shares of Series B Preferred Stock

GTAM1 2012 ADV LLC {***]	696,851 shares of Series B Preferred Stock

Estuardo Aguilar-Cordova [***]	318,884 shares of Series B Preferred Stock

Laura Aguilar [***]	58,246 shares of Series B Preferred Stock

Anthony G. Polak “S” [***]	19,880 shares of Series B Preferred Stock

Anthony G. Polak [***]	19,880 shares of Series B Preferred Stock

Estuardo Aguilar-Cordova and Laura Aguilar [***]	79,635 shares of Series B Preferred Stock

Raeid Dinno [***]	119,453 shares of Series B Preferred Stock

Domaco Venture Capital Fund 8 Elskip Ln. Greenwich, CT 06831	19,880 shares of Series B Preferred Stock

Einer Elhauge and Julia Elhauge [***]	557,447 shares of Series B Preferred Stock

Frank Allen Ferrell [***]	398,177 shares of Series B Preferred Stock

Mitchell H. Finer [***]	79,635 shares of Series B Preferred Stock

Jamie Polak [***]	19,880 shares of Series B Preferred Stock

Fred Mermelstein [***]	19,909 shares of Series B Preferred Stock

Oxford Innovations LLC 217 Plymouth Rd. Newton, MA 02461	79,635 shares of Series B Preferred Stock

Ron Lazar IRA c/o Aegis Capital 810 7th Avenue New York, NY	19,880 shares of Series B Preferred Stock

RL Capital Management Corp. c/o Aegis Capital 810 7th Avenue New York, NY	19,880 shares of Series B Preferred Stock

RL Partners LP c/o Aegis Capital 810 7th Avenue New York, NY	99,399 shares of Series B Preferred Stock

Steven M. Shavell [***]	199,088 shares of Series B Preferred Stock

David Goldhagen	21,702 shares of Common Stock

Ralph Hagedorn	21,702 shares of Common Stock

Kin Shing Wong	43,403 shares of Common Stock

Stanley B. Miles	30,382 shares of Common Stock

Michael Balajka & Sandra Rudellat	39,931 shares of Common Stock

Sau Wong	43,403 shares of Common Stock

William Yeung	43,403 shares of Common Stock

Michael Maher	44,445 shares of Common Stock

Edelweiss Farm Corp	22,223 shares of Common Stock

Mark Harrison	22,223 shares of Common Stock

Adam Kohler	21,702 shares of Common Stock

Shashank and Shilpa Upadhye	62,500 shares of Common Stock

Randy Burns	22,223 shares of Common Stock

Brian Summer	21,702 shares of Common Stock

Bill Feniger	10,417 shares of Common Stock

Michael and Steven Nasers	18,230 shares of Common Stock

Viral Tolat and Henna Shah	27,778 shares of Common Stock

Brent Lipschultz	10,973 shares of Common Stock

Mark Hannon	27,778 shares of Common Stock

Fred Harris	13,889 shares of Common Stock

Joseph Jerger	8,750 shares of Common Stock

James Wierzba	13,889 shares of Common Stock

Frank Baltz	10,834 shares of Common Stock

Tommy Ly	7,084 shares of Common Stock

Thomas Gemellaro	6,945 shares of Common Stock

David Ernst	11,528 shares of Common Stock

Duane Corcoran	18,056 shares of Common Stock

David S. Walker Revocable Trust	6,945 shares of Common Stock

Terry Barr and Martha Barr	7,362 shares of Common Stock

Paul Sallwasser and Teri Kemmerer	43,403 shares of Common Stock

Steven Gapp	13,889 shares of Common Stock

Neil Wolfe	13,889 shares of Common Stock

Brian and Carolyn Langham	34,723 shares of Common Stock

David A. Charnota 2010 Trust	21,702 shares of Common Stock

Rhoda Ann Miller Trust	27,778 shares of Common Stock

Simple IRA Hessville Plumbing FBO Anthony Bilbro	14,584 shares of Common Stock

IRA FBO Steven Heubel	8,334 shares of Common Stock

Charles and Patricia Lamarca	6,945 shares of Common Stock

James Buck	20,834 shares of Common Stock

Gordon Johnson	10,417 shares of Common Stock

Eldon Marier	10,850 shares of Common Stock

William and Tuula Tadevich	15,278 shares of Common Stock

Paul Berlin	21,702 shares of Common Stock

Paul and Stacey Liebowitz	32,552 shares of Common Stock

Keith Kinsey	13,889 shares of Common Stock

Steven Schwartz	6,945 shares of Common Stock

Gerald Tomsic Retirement Trust	7,362 shares of Common Stock

James E. Harris	16,667 shares of Common Stock

James J. Peters	13,889 shares of Common Stock

Robert Forst	34,723 shares of Common Stock

John Dittoe	13,889 shares of Common Stock

Ralph Caruso	6,945 shares of Common Stock

Lawrence Michalski Trust	17,362 shares of Common Stock

Ricky Ravens	10,973 shares of Common Stock

George Strickler	13,889 shares of Common Stock

Ronald Fazzolare	13,889 shares of Common Stock

IRA FBO Paul Edward Bender	21,702 shares of Common Stock

Fermo Jaeckle	10,973 shares of Common Stock

Vernon Simpson	62,500 shares of Common Stock

Arthur Potash	12,084 shares of Common Stock

Kevin Mack	22,223 shares of Common Stock

David Swersky	21,702 shares of Common Stock

James S. Camp	6,945 shares of Common Stock

Vincent Latour	9,306 shares of Common Stock

Anthony Bilbro	10,850 shares of Common Stock

Robert Juracka	27,778 shares of Common Stock

David and Linda Porter	19,445 shares of Common Stock

Steven and Jenger Waters	20,834 shares of Common Stock

Raymond Joseph Tesi	13,889 shares of Common Stock

Anthony Drerup	36,112 shares of Common Stock

KBA Holdings LLC	20,834 shares of Common Stock

Gerald A. Tomsic 1995 Trust	11,112 shares of Common Stock

Perry Jacobson	11,112 shares of Common Stock

Rakesh Amin Living Trust	63,585 shares of Common Stock

Daniel Monks	45,139 shares of Common Stock

Winterset Associates GP	13,889 shares of Common Stock

Roth IRA FBO Richard J. Keating, Jr.	10,850 shares of Common Stock

Neel and Martha Ackerman	69,445 shares of Common Stock

Timothy Brickle	10,852 shares of Common Stock

IRA FBO Linda Baldwin	13,889 shares of Common Stock

Joseph Nestola	11,112 shares of Common Stock

Michael and Ida Robson	11,112 shares of Common Stock

Ernest and Michele Mattei	13,889 shares of Common Stock

Decompression LLC	15,278 shares of Common Stock

Sharon Crowder	41,667 shares of Common Stock

The Bahr Family Limited Partnership	17,362 shares of Common Stock

Russell Norman	4,862 shares of Common Stock

Anthony Behette	21,702 shares of Common Stock

Raj Sutaria	11,112 shares of Common Stock

Jaye Venuti and Michael Yokoyama Defined Pension Benefit Plan	13,889 shares of Common Stock

William Silver	6,945 shares of Common Stock

Alan J. Young	22,223 shares of Common Stock

Dapesa Corp.	21,702 shares of Common Stock

John E. Bishop	22,223 shares of Common Stock

Tarun and Seema Wasil	6,945 shares of Common Stock

Raymond Yarusi	6,945 shares of Common Stock

Wuethrich Investments LLC	22,223 shares of Common Stock

IRA FBO David Wade	17,362 shares of Common Stock

James Macek	11,806 shares of Common Stock

Joelle Lapeze	34,723 shares of Common Stock

John Trent	11,112 shares of Common Stock

John Jaecker	11,112 shares of Common Stock

IRA FBO James Smeltzer	11,112 shares of Common Stock

IRA FBO Michael Currie	22,223 shares of Common Stock

Perry Sutaria	11,112 shares of Common Stock

David Garr	21,702 shares of Common Stock

Alejandro Messmacher	21,702 shares of Common Stock

Edmond and Kathleen Brady	11,112 shares of Common Stock

Juan Manuel Farias	43,403 shares of Common Stock

Gregory Konsor	138,889 shares of Common Stock

Roberto Mendez and Eliana Cardenas	14,167 shares of Common Stock

Nicholas Osorio and Paulino Veytia	10,848 shares of Common Stock

William M. Stocker III	11,112 shares of Common Stock

Mark A. Bradley	24,306 shares of Common Stock

FBO James L. Dritz IRRL	13,889 shares of Common Stock

FBO David Delang IRA	6,945 shares of Common Stock

James Johnson	7,709 shares of Common Stock

Mauricio Gomez	173,612 shares of Common Stock

Nicholas Vinolus	21,702 shares of Common Stock

Tom and Renae Woellert	11,112 shares of Common Stock

IRA FBO Larry Vaught	69,445 shares of Common Stock

Larry Vaught	69,445 shares of Common Stock

FBO Paul J. Andreotti IRRL	10,805 shares of Common Stock

Paul Andreotti	10,850 shares of Common Stock

James Dritz	22,223 shares of Common Stock

IRA FBO Harry Mann	21,702 shares of Common Stock

John Kalyvas	10,852 shares of Common Stock

James and Delisa Anthony	20,834 shares of Common Stock

Gary Ellison	6,945 shares of Common Stock

IRO FBO Stephen Lebovitz	6,945 shares of Common Stock

Andrew Alderman	69,445 shares of Common Stock

Joseph Heavey	69,445 shares of Common Stock

Douglas and Jill Holroyd	27,778 shares of Common Stock

Richard Shappard	10,850 shares of Common Stock

Mark and Arthur Koerner	21,702 shares of Common Stock

FBO Sean Dangler IRRL	11,112 shares of Common Stock

Roger Joseph Schwartz	21,702 shares of Common Stock

Duarte Nuno Ferreira Pires	41,667 shares of Common Stock

Wing Real Estate LLC	21,702 shares of Common Stock

Richard McNabb	6,945 shares of Common Stock

Miachael and Christine Santoro	43,403 shares of Common Stock

Thomas Christ	43,403 shares of Common Stock

Clark Johnson	13,021 shares of Common Stock

Ronald Oesterlein	11,937 shares of Common Stock

Gregory Werden	13,021 shares of Common Stock

Dennis and Edna Goldman	11,112 shares of Common Stock

Tanju and Tina Obut	21,702 shares of Common Stock

BCM2 LLC	6,945 shares of Common Stock

Alan and Patricia Lisenby	15,278 shares of Common Stock

Michael Burwell	10,850 shares of Common Stock

Todd Carpenter	12,153 shares of Common Stock

John Richard Stamm	10,850 shares of Common Stock

IRA FBO Paul D. McKinney	43,403 shares of Common Stock

Glenn Darrah	13,889 shares of Common Stock

Richard Mussawar	13,021 shares of Common Stock

Richard Simms	7,639 shares of Common Stock

John Roth	38,889 shares of Common Stock

Dale and Shirley Wilson	97,223 shares of Common Stock

Gary Iandoli	15,191 shares of Common Stock

David Gelchie	10,850 shares of Common Stock

Dyke Rogers	43,403 shares of Common Stock

Daniel Jacques Hernandez Zuili	23,612 shares of Common Stock

Joseph Wasserstrom	13,889 shares of Common Stock

Russel Davies	10,625 shares of Common Stock

Richard Nielsen	4,341 shares of Common Stock

IRA FBO Richard Nielsen	6,510 shares of Common Stock

Mortensen Investments Ltd.	86,806 shares of Common Stock

Jan Backvall AB	21,917 shares of Common Stock

Myles Hoffert	13,889 shares of Common Stock

Tim Montgomery	10,848 shares of Common Stock

Fernando Malvido Olascoaga	18,452 shares of Common Stock

IRA FBO Timothy Montgomery	10,848 shares of Common Stock

Paul Sallwasser and Teri Kemmerer	43,403 shares of Common Stock

Floyd Ivy	13,889 shares of Common Stock

William Ruark	86,806 shares of Common Stock

IRRL FBO Rick Zabel	6,945 shares of Common Stock

Robert and Debra Worster	8,681 shares of Common Stock

Bernard and Marian Schyns	13,889 shares of Common Stock

Mark A. Greenwald	6,945 shares of Common Stock

William J. Kadi	13,889 shares of Common Stock

Peter Anderson	21,702 shares of Common Stock

Frans Zonneveld	6,945 shares of Common Stock

Robert Hartnett	26,042 shares of Common Stock

IRA FBO Thomas Longstaff	13,889 shares of Common Stock

Nathaniel Marmur	13,889 shares of Common Stock

Ian Harris	13,889 shares of Common Stock

Millenium Trust Co., LLC Custodian	26,042 shares of Common Stock

Millenium Trust Co., LLC Custodian	28,209 shares of Common Stock

Millenium Trust Co., LLC Custodian	18,750 shares of Common Stock

Gary and Heidi Pogharian	6,945 shares of Common Stock

Donald Sesterhenn	10,850 shares of Common Stock

IRA FBO Bruce Kelly	10,850 shares of Common Stock

John Herbert	13,889 shares of Common Stock

Russell Moore	10,850 shares of Common Stock

IRA FBO Andrew Tennent	8,334 shares of Common Stock

Michael C. Fox Revocable Trust	43,403 shares of Common Stock

Rick and Kristine Zabel	6,945 shares of Common Stock

Ibraim Redza	21,702 shares of Common Stock

Thomas Kuhn	20,834 shares of Common Stock

John Inwood	22,223 shares of Common Stock

Paul Sallwasser	22,223 shares of Common Stock

Jason Hunter	6,250 shares of Common Stock

Roth IRA FBO Robert Davidow	43,403 shares of Common Stock

Alejandro Messmacher	21,702 shares of Common Stock

James and Donna Schwartz	15,139 shares of Common Stock

J&C Resources LLC	13,889 shares of Common Stock

Albert Inwood	22,223 shares of Common Stock

Ryan Modesto	21,702 shares of Common Stock

IRA FBO Richard Deoreo	13,889 shares of Common Stock

Smitesh R. Patel Revocable Trust	5,556 shares of Common Stock

Ibraim Redza	13,889 shares of Common Stock

Robert G. Hoey	6,945 shares of Common Stock

James and Delisa Anthony	11,806 shares of Common Stock

Alyson and Keith Kinsey	13,889 shares of Common Stock

Peter B. Weiss	6,945 shares of Common Stock

Juliet Davidow 2001 Trust	10,850 shares of Common Stock

Alexander Davidow 2010 Trust	10,850 shares of Common Stock

John Wirtz	21,702 shares of Common Stock

John Gasidlo	24,306 shares of Common Stock

Javier Escajadillo	11,112 shares of Common Stock

D&J Managers LLC	555,556 shares of Common Stock

MSB Family Trust	97,223 shares of Common Stock

David Rocamboli	6,945 shares of Common Stock

Stephen Rocamboli	6,945 shares of Common Stock

Ennio Depianto	13,889 shares of Common Stock

Debra and Fred Harris	6,945 shares of Common Stock

Jonathan Patrick Moynihan	43,403 shares of Common Stock

Lorraine and Stephen Rocamboli	3,473 shares of Common Stock

IRA FBO David J. Doyle	42,223 shares of Common Stock

Seth Factor	13,889 shares of Common Stock

IRRL FBO Anna M. Keller	13,889 shares of Common Stock

Kevin Keller	5,556 shares of Common Stock

IRRL FBO Kevin E. Keller	8,334 shares of Common Stock

Gregory Dovolis	13,889 shares of Common Stock

James Diemert	13,889 shares of Common Stock

IRA FBO Gary Matura	10,202 shares of Common Stock

Martin P. Valkenburg and Api Van Doornik	49,480 shares of Common Stock

James and Donna Schwartz	6,945 shares of Common Stock

RP Laurain & Assoc. Profit Sharing Plan	13,889 shares of Common Stock

Robert Priday	38,195 shares of Common Stock

Lawrence Irwin Glass TOD	56,632 shares of Common Stock

IRRL FBO Lawrence Glass	12,813 shares of Common Stock

William C. Jones	10,507 shares of Common Stock

IRA FBO William C. Jones	54,598 shares of Common Stock

Giuseppe Biasco	34,723 shares of Common Stock

Geoffrey Charles Maddock	69,445 shares of Common Stock

Mark A. Bradley	10,417 shares of Common Stock

Doug Tiffan	6,945 shares of Common Stock

NV HR Investment SARL	112,848 shares of Common Stock

Gregg Rock	43,403 shares of Common Stock

McCarthy Trust	13,889 shares of Common Stock